Exhibit 99.1

Health Catalyst Announces New Credit Facility for up to $225,000,000

Salt Lake City, Utah – July 18, 2024 – Health Catalyst, Inc. (“Health Catalyst” or the “Company”) (Nasdaq: HCAT), a leading provider of data and analytics technology and services to healthcare organizations, today announced it has entered into a five-year term loan facility for up to $225,000,000 (the “Credit Facility” or the “Financing”) with Silver Point Finance, the direct lending business of Silver Point Capital, L.P. The Financing consists of (i) an initial term loan facility in an aggregate principal amount of $125,000,000 (the “Initial Facility”) and (ii) a delayed draw term loan facility (the “Delayed Draw Facility”) in an aggregate principal amount of $100,000,000.

The Credit Facility closed on July 16, 2024 (the “Closing Date”), and Health Catalyst borrowed $125,000,000 of the Initial Facility (constituting the entire amount thereof) on the Closing Date. The Delayed Draw Facility remained undrawn as of the Closing Date. Health Catalyst has the option to draw (x) up to $40,000,000 under the Delayed Draw Facility at any time on or prior to the date that is six months after the Closing Date, and (y) up to an additional $60,000,000 under the Delayed Draw Facility at any time on or prior to the date that is 18 months after the Closing Date, in each case subject to certain terms and conditions.

The net proceeds of the Initial Facility, together with cash on hand, will be used (x) to refinance Health Catalyst’s existing convertible notes, which mature in 2025, at any time at or prior to maturity, and (y) for working capital and general corporate purposes. The proceeds of the Delayed Draw Facility may be used to fund Health Catalyst’s inorganic growth strategy.

“This financing is an important milestone for Health Catalyst and its shareholders. The Credit Facility not only assists with refinancing our existing convertible notes, but also provides flexibility and additional non-dilutive capital for us to continue to proactively pursue meaningful organic and inorganic growth opportunities, and to continue to act as a consolidation platform for our clients, integrating compelling technologies within our five areas of focus, which we believe positions us well to create client and shareholder value. We are pleased to have Silver Point as a long-term strategic financing partner as we continue our mission to be the catalyst for massive, measurable, data-informed healthcare improvement,” said Dan Burton, Health Catalyst’s Chief Executive Officer.

Jason Alger, Health Catalyst’s Chief Financial Officer, shared, “This financing represents a dynamic, flexible solution that allows Health Catalyst to refinance existing debt and fund growth initiatives in a non-dilutive way. Additionally, we believe that the structure of the financing, in particular the delayed draw feature, allows us to continue to pursue and finance our acquisition strategy as we continue to work on improving EBITDA and increasing our cashflow. This flexible structure, which we believe enables us to address our near-term convertible notes maturity in a non-dilutive fashion, allows us to focus on creating value for our shareholders, while maintaining a strong, flexible balance sheet.”

“We are pleased to partner with Health Catalyst and work closely with their team to develop a flexible financing solution that supports the Company’s growth initiatives and enables the Company to refinance their existing convertible notes. The Company is at an exciting inflection point and we believe our capital allows Dan, Jason and the entire team the time, flexibility and dry powder to execute their plan,” said Anthony DiNello, Head of Silver Point Finance.

Lazard acted as sole placement agent and financial advisor to the Company in connection with the Credit Facility and Latham & Watkins LLP acted as legal advisor to the Company.

Additional information about this transaction can be found in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

About Health Catalyst
Health Catalyst is a leading provider of data and analytics technology and services to healthcare organizations committed to being the catalyst for massive, measurable, data-informed healthcare improvement. Its customers leverage the cloud-based data platform—powered by data from more than 100 million patient records and encompassing trillions of facts—as well as its analytics software and professional services expertise to make data-informed decisions and realize measurable clinical, financial, and operational improvements. Health Catalyst envisions a future in which all healthcare decisions are data informed.

About Silver Point Finance
For over 20 years, Silver Point Finance (“SPF”) has been an active participant in the direct lending market, providing customized financing solutions to middle-market companies across a broad range of industries. SPF's transactions support acquisitions, refinancings, bridge loans, growth capital, balance sheet restructurings and leveraged recapitalizations. Along with its affiliates, SPF manages approximately $13 billion in investable capital and, in 2023, agented or arranged approximately $6.2 billion in credit facilities. Silver Point Finance is the direct lending business of Silver Point Capital, L.P., a leader in global credit investing that oversees the management of approximately $31 billion in investable capital. For more information, please visit
silverpointfinance.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include statements regarding the availability of the Delayed Draw Facility, the use of proceeds from the loans under the Credit Facility, the Company’s ability to refinance existing indebtedness, potential investments in technology, the Company’s pursuit and financing of the Company’s acquisition strategy, and the Company’s ability to maximize shareholder value. Forward-looking statements are subject to risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance.

Important risks and uncertainties that could cause actual results to differ materially from the Company’s expectations include, among others, risks and uncertainties relating to the aggregate overall level of indebtedness that the Company incurs and the terms and conditions of any changes in the Company’s debt financing; risks and uncertainties concerning the use of proceeds or the allocation and uses of capital; risks and uncertainties related to fluctuations in the secured overnight financing rate, federal funds- and/or prime-based rates; and risks and uncertainties concerning whether the financial performance of the Company meets expectations. For a detailed discussion of the risk factors that could affect the Company’s actual results, please refer to the risk factors identified in the Company’s SEC reports, including, but not limited to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024 filed with the SEC on May 10, 2024 and the Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 22, 2024. All information provided in this release and in the attachments is as of the date hereof, and the Company undertakes no duty to update or revise this information unless required by law.

Health Catalyst Media Contact:
Amanda Hundt
Vice President, Corporate Communications
amanda.hundt@healthcatalyst.com
575-491-0974

Health Catalyst Investor Relations Contact:
Jack Knight
Vice President, Investor Relations
ir@healthcatalyst.com
855-309-6800